Exhibit 10.11

In the third quarter of 2003, the Compensation Committee of the Board of Directors approved two incentive compensation plans for Advent’s senior executive officers. These plans are intended to motivate the executives, link compensation to the achievement of critical business objectives, and align the interests of executives and shareholders. These plans provide incentive, target-based bonuses to the eligible executives if and when the Company meets certain financial performance objectives.

1. Fiscal 2003 Short-term Incentive Plan. This plan covers the third and fourth quarters of fiscal 2003 and includes four senior executive officers other than the chief executive officer. Under this plan, bonus compensation is payable to each eligible officer upon the Company achieving over 80% of the specified target of GAAP revenue in each quarter. Each eligible executive would receive $15,000 upon achievement of 100% the revenue target, with ratable deductions for achievements between 81% and 99%, and increases for achievements in excess of the target. For on target performance, $114,000 is payable under this plan.

2. Special Turnaround Incentive Plan. This plan is effective for the period beginning September 1, 2003 through June 30, 2005. The plan covers five senior executive officers, including the interim chief executive officer. Under this plan, fixed bonus amounts are payable, in allocated percentages, to each eligible officer upon the Company achieving specified performance goals as follows: (i) the Company achieving net positive cash provided by operations for two consecutive quarters, and (ii) the Company achieving specified GAAP operating margins in any fiscal quarter before the end of the plan period, determined on the basis of excluding amortization of intangibles and including amortization of intangibles. If all performance goals are met, a maximum of $960,000 is payable under this plan to the eligible officers cumulatively.